UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 25, 2012

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24230	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road
Solon, Ohio		44139
(Address of principal executive offices)		(Zip Code)

(440) 715-1300
(Registrant’s telephone number,
including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

Energy Focus, Inc. (the "Company") held its Annual Meeting of Shareholders on July 25, 2012 in Solon, Ohio. A total of 23,531,953 shares of Common Stock, representing approximately 52.87% of the shares outstanding, were represented at the meeting. The matters voted upon and the results of the votes were as follows:

Proposal No. 1 – Election of Directors

	For	Withheld
Jennifer Cheng	23,058,228	473,725
Simon Cheng	23,051,963	479,990
John M. Davenport	23,171,616	330,337
J. James Finnerty	13,099,138	10,432,815
Joseph G. Kaveski	23,177,923	354,030
Paul von Paumgartten	23,322,729	209,224
R. Louis Schneeberger	23,202,583	329,370

The seven Directors lists above were elected to serve until the next annual meeting or until their respective successors are duly elected or appointed.

Proposal No. 2 – Proposal to Amend the Form of Certificate of Incorporation to increase the number of authorized shares of Common Stock from 60 million to 100 million

For	Against	Abstain
22,404,573	1,113,980	13,400

Proposal No. 3 – Approval of Amendment to the 1994 Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance under the Plan from 400,000 to 600,000

For	Against	Abstain
22,437,178	1,084,775	10,000

Proposal No. 4 – Approval of Amendment to the 2008 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the Plan from 3,000,000 to 5,000,000

For	Against	Abstain
21,246,779	2,253,574	31,600

The shareholders approved all three amendments.  The Company’s Proxy Statement for the Meeting filed with the Securities and Exchange Commission on June 15, 2012 provides more information about these proposals and the vote required for approval for each of them.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 31, 2012

ENERGY FOCUS, INC.

	By:	/s/ Mark J. Plush
	Name:	Mark J. Plush
	Title:	Chief Financial Officer